Exhibit 21.1 — Subsidiaries of Diamond Hill Investment Group, Inc.
December 31, 2007

Subsidiary company and place of incorporation	Ownership

Diamond Hill Capital Management, Inc. (Ohio)	100%

Diamond Hill GP (Cayman) Ltd.	100%